Pricing Sheet Relating to Preliminary Pricing Supplement
No. 217 dated February 20, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments Opportunities in Commodities

February 2007
Commodity-Linked Capital-Protected Notes due August 27, 2010 Based on the Performance of a Basket of Five Commodities
P R I C I N G T E R M S – F E B R U A R Y 2 0 , 2 0 0 7
Issuer:	Morgan Stanley
Issue Price:	$1,000 (See “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$3,600,000
Pricing Date:	February 20, 2007
Settlement Date:	February 27, 2007 (5 trading days after the Pricing Date)
Maturity Date:	August 27, 2010
Principal Protection:	100%
Participation Rate:	130%
Interest Rate:	None
Basket Commodity:	Initial Price	Percentage Weighting of Basket Value
High Grade Primary Aluminum	$2,800.00	25%
Copper Grade-A	$5,682.00	35%
Primary Nickel	$42,865.00	12.5%
Special High-Grade Zinc	$3,320.50	12.5%
West Texas Intermediate Light Sweet Crude Oil	$58.07	15%
Maturity Redemption Amount:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	$1,000 times Basket Performance times Participation Rate
Basket Performance:	Sum of the weighted Performance Values of each of the Basket Commodities
Performance Value:	[(Final Average Price - Initial Price / Initial Price] x Weighting
Determination Dates:	March 18, 2010, April 18, 2010, May 18, 2010, June 18, 2010, July 18, 2010 and August 18, 2010
CUSIP:	617446F20
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
	Per Note	100%	2.50%	97.50%
	Total	$3,600,000	$90,000	$3,510,000
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 217, dated February 20, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

February 2007